Exhibit 99.1: Peoples Financial Corporation Press Release Dated December 13, 2006
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION INCREASES
REGULAR SEMI-ANNUAL DIVIDEND 9.5% TO $.23 A SHARE
Biloxi, MS (December 13, 2006)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, declared the holding company’s regular semiannual cash dividend of $.23 per common share, payable January 16, 2007, to stockholders of record January 8, 2007.
The new semi-annual dividend represents a 9.5% increase over the $.21 per share paid for the first half of the year. The 2006 dividend totals $.44 per share, which was 15.8% higher than the dividend of $.38 per share paid in 2005.
“Our earnings have rebounded strongly during 2006, after being impacted in the third quarter of 2005 due to the effects of Hurricane Katrina on our loan portfolio,” said Chevis C. Swetman, chairman of the board and Chief executive officer of the holding company and the bank. “Our board feels comfortable that our current level of earnings should be sustainable in the future, and we want to maintain our commitment to sharing those earnings with our stockholders,” he added.
The semi-annual dividend has been raised seven consecutive times since June 2003. The current annualized dividend of $.44 per share for 2006 is 15.8% more than dividends paid in 2005 and 37.5% higher than 2004.
Founded in 1896, with $991 million in assets as of September 30, 2006, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.